Exhibit 99.1

Heritage Financial Group
Commences
“Second-Step” Conversion Stock Offering

ALBANY, GA – Heritage Financial Group (NASDAQ: HBOS) (“HBOS”), the mid-tier holding company for HeritageBank of the South, today announced that its parent company, Heritage MHC received conditional approval from the Office of Thrift Supervision (“OTS”) on October 12, 2010 to convert and reorganize from a two-tier mutual holding company structure to a full stock holding company structure. In addition, the proposed new holding company, Heritage Financial Group, Inc. (the “Company”) received approval from the OTS to commence a “second-step” stock offering of new shares of common stock in connection with the conversion of Heritage MHC. The Company also announced that its registration statement relating to the sale of its common stock was declared effective by the Securities and Exchange Commission (“SEC”) on October 12, 2010 and that the Georgia Department of Banking and Finance had approved its acquisition of HeritageBank of the South.

The Company has commenced the stock offering effective today, October 22, 2010, and is offering for sale between 6,120,000 and 8,280,000 shares of common stock (subject to increase to 9,522,000 shares) at a purchase price of $10.00 per share. The shares of common stock to be offered by the Company represent the 76% of HBOS’s common stock that is currently held by Heritage MHC, a mutual holding company.

The shares are first being offered in a subscription offering to eligible depositors and tax-qualified employee benefit plans of HeritageBank of the South, who have priority rights to buy all of the shares offered. Offering materials are being mailed to all persons eligible to purchase shares in the subscription offering on or about October 22, 2010. Shares not purchased in the subscription offering will be offered simultaneously to the general public in a community offering, with a preference given to residents of the communities served by HeritageBank of the South and existing shareholders of HBOS. The subscription and community offerings are currently scheduled to expire at 12:00 p.m., Eastern Time, on November 16, 2010. Offering materials may be requested by contacting our Stock Information Center at 877-860-2070. A Stock Information Center representative will be available at our main office located at 721 North Westover Boulevard, Albany, Georgia 31707, through November 16, 2010, on Monday from noon until 4:00 p.m., Tuesday through Thursday from 9:00 a.m. until 4:00 p.m. and Friday from 9:00 a.m. until 3:00 p.m. The Stock Information Center will be closed on weekends and bank holidays.

Shares of common stock not subscribed for in the subscription and community offerings will be offered to the general public in a syndicated offering through a syndicate of selected dealers. Keefe, Bruyette & Woods, Inc. will act as sole book-running manager and Sterne, Agee & Leach, Inc. will act as co-manager for the syndicated offering, which will be conducted on a best efforts basis. We may begin the syndicated offering at any time following the commencement of the subscription offering.

At the conclusion of the conversion and offering, shareholders of HBOS other than Heritage MHC will receive shares of common stock of the Company pursuant to an “exchange ratio” designed to preserve their aggregate 24% ownership interest. The exchange ratio will depend on the number of shares sold in the offering and will range from 0.7777 shares at the minimum of the offering range to 1.0522 shares at the maximum of the offering range (and 1.2101 at the adjusted maximum of the offering range). In addition, the Company will be 100% owned by public stockholders and will own 100% of the stock of HeritageBank of the South. We will issue up to 3,060,402 shares of common stock in the exchange at the adjusted maximum.

The Plan of Conversion and Reorganization of Heritage MHC must be approved by the members of Heritage MHC (depositors HeritageBank of the South as of September 30, 2010) and the shareholders of HBOS as of October 8, 2010. A special meeting of members of Heritage MHC and a special meeting of shareholders of HBOS have been called for November 23, 2010. Proxy materials are being mailed to members of Heritage MHC and shareholders of HBOS on or about October 22, 2010.

Completion of the conversion and offering is also subject to, among other things, the receipt of final regulatory approvals. We expect that the Company’s common stock will trade on the Nasdaq Global Market under the symbol “HBOSD” for a period of 20 trading days following the completion of the offering and then will revert to the symbol ‘HBOS.”

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in HBOS’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the HBOS’s market area, the future earnings and capital levels of HeritageBank of the South, which would affect the ability of HBOS or the Company to pay dividends in accordance with their dividend policies, competition, and other risks detailed from time to time in HBOS’s or the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent HBOS’s and the Company’s judgment as of the date of this release. HBOS and the Company disclaim, however, any intent or obligation to update these forward-looking statements.

A registration statement relating to the securities of the Company has been filed with the SEC. This news release is not an offer to sell or the solicitation of an offer to buy common stock, which is made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state.

The Company has filed a proxy statement/prospectus concerning the conversion with the SEC. Shareholders of HBOS are encouraged to read the proxy statement/prospectus. Investors are able to obtain all documents filed with the SEC free of charge at their website, www.sec.gov.

CONTACT:
Heritage Financial Group
Heritage Financial Group, Inc.
T. Heath Fountain
229-878-2055
Senior Vice President and
Chief Financial Officer